UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

Data I/O Corporation
(Exact name of registrant as specified in its charter)

Washington	0-10394	91-0864123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6645 185th Ave. N.E., Suite 100, Redmond, WA 98052

(Address of principal executive offices, including zip code)

(425) 881-6444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Items reported in this filing:

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.07:  Submission of Matters to a Vote of Security Holders

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Data I/O Corporation (the “Company”) previously announced the intended retirement of its Vice President, Chief Financial Officer, Secretary and Treasurer, Gerald Y. Ng, in the second quarter of 2025.  On May 15, 2025, Mr. Ng. formally notified the Board Directors of his retirement effective May 19, 2025.  Mr. Ng will continue to provide reasonable transition support to the Company through the second quarter of 2025 as an employee at his current base compensation, on an as needed basis.

Also on May 15, 2025, the Company appointed Todd Henne as the Company’s Interim Chief Financial Officer, Secretary and Treasurer effective May 20, 2025.  Prior to his appointment as the Interim Chief Financial Officer, Secretary and Treasurer, Mr. Henne provided consulting services to the Company pursuant to the ICA Agreement (as defined below).  Since 2024, Mr. Henne, 63, has been a Fractional Executive CFO with Theisen Advisory Group, LLC dba TAG CXO (“TAG CXO”), based out of Phoenix, Arizona.  TAG CXO is an executive services firm that also offers project-based financial leadership and services.  From 2017 to 2023, Mr. Henne was with EC Company, a provider of a complete range of electrical construction solutions including project management, estimating, technical systems, environmental health and safety, virtual design and modeling, prefabrication, renewable energy, and emergency services, where he served full-time as Chief Financial Officer and Secretary.  Prior to 2017, he provided full-time, fractional and interim CFO services, restructuring, and M&A advisory services to both U.S. and international publicly and privately held companies.  Mr. Henne has a BS in Accounting from Oregon State University.  He received his CPA certification in Oregon.

The Company previously entered into an Independent Contractor Agreement and Statement of Work with Theisen Advisory Group, LLC dba TAG CXO on May 6, 2025, with an effective date of April 28, 2025 (the “ICA Agreement”).  The ICA Agreement is based on the Company’s standard form of independent contractor agreement, and contains confidentiality, invention assignment, warranty and indemnification provisions, and describes the services and deliverables to be provided.  Pursuant to the ICA Agreement, the Company will pay TAG CXO $25,000 per month for three (3) days of weekly services of Todd Henne for an initial term of four months, which may be extended for up to two additional months at the same rate.  For each additional day as needed and requested in writing by the Company (“Additional Day”), TAG CXO will be paid $2,083 per day.  TAG CXO is also eligible for a contract deliverable completion incentive payment of up to $9,000 per month, and $750 per day for each Additional Day, upon approval by the Company of specific deliverables as set forth in the ICA Agreement.  In addition, TAG CXO is eligible for an incentive of 10% of annualized savings, up to $25,000, of IT spend reductions, measured on an annual basis and to be approved by the Company.  The Company will also reimburse TAG CXO for Mr. Henne’s travel and other approved expenses. The ICA Agreement can be terminated by the Company with thirty (30) days’ written notice to TAG CXO.  Mr. Henne has entered into the Company’s standard forms of Indemnification Agreement and Confidentiality and Intellectual Property Assignment Agreement.  There are no contemplated changes to the ICA Agreement as a result of Mr. Henne’s appointment as Interim Chief Financial Officer, Secretary and Treasurer.

There is no family relationship between Mr. Henne and any director or executive officer of  the Company, and Mr. Henne is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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Item 5.07:  Submission of Matters to a Vote of Security Holders

Annual Meeting of Shareholders Voting Results.

FIRST: The Annual Meeting of Shareholders of Data I/O Corporation was convened at 10:00 a.m. Pacific, on May 15, 2025, at the Company’s headquarters, 6645 185th Ave NE, Suite 100, Redmond, Washington.

SECOND: There were issued and outstanding on March 18, 2025, the record date, 9,239,731 shares of Common Stock.

THIRD: There were present at said meeting in person or by proxy, shareholders of the Corporation who were the holders of 7,062,965 (76.44%) shares of Common Stock entitled to vote, thereby constituting a quorum.

FOURTH: The following nominees for election as Directors, to hold office for a term as defined in the proxy statement and until their successors are duly elected and qualified, received the number of votes set opposite their respective name:

Nominee	For	Withheld	Broker Non-votes
William Wentworth	4,026,224	174,353	2,862,388
Douglas W. Brown	3,947,584	252,993	2,862,388
Sally A. Washlow	3,976,045	224,532	2,862,388
Edward J. Smith	3,939,766	260,811	2,862,388
Garrett Larson	4,026,496	174,081	2,862,388

The aforesaid nominees have been elected as Directors.

FIFTH: The proposal to ratify the continued appointment of Grant Thornton LLP as the Company’s independent auditors, received the following votes:

	Votes	Percentage of For & Against on this Proposal
For	6,649,527	94.15
Against	401,280	5.68
Abstain	12,158	0.17

The foregoing proposal has been approved.

SIXTH: The advisory vote (Say on Pay) approving the compensation of the Company’s named executive officers, received the following votes:

	Votes	Percentage of For & Against on this Proposal
For	3,890,192	92.61
Against	277,233	6.60
Abstain	33,152	0.79
Broker non-votes:	2,862,388

The foregoing proposal has been approved.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

May 19, 2025	By:	/s/ Gerald Y. Ng
Gerald Y. Ng Vice President & Chief Financial Officer

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